Exhibit 3.4

Amendment to Bylaws
of Community Capital Corporation

September 18, 2002

The Bylaws of Community Capital Corporation, a South Carolina corporation (the “Corporation”), adopted April 8, 1988, as amended (the “Bylaws”), are hereby further amended as follows:

The following shall be added as Article II, Section 2.10 of the Bylaws:

“Section 2.10. Business to be Conducted at Annual or Special Meeting.    At an annual or special meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual or special meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors; or (c) properly brought before the meeting by a shareholders.

To be properly brought before the meeting by a shareholders, the shareholders: (a) must be entitled to vote at the respective annual or special meeting of the shareholders and (b) must give written notice of such shareholders’ intent to propose such business by certified mail, postage prepaid, to the Secretary of the Corporation that is timely and satisfies the content requirements of this Section.

For a notice to be timely, it must be received at the principal offices of the Corporation not less than (i) with respect to business to be conducted at an annual meeting of the shareholders, sixty days, but not more than ninety days, prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that if the annual meeting is not held within thirty days before or after such anniversary date, then for the notice by the shareholders to be timely it must be so received not later than the close of business on the tenth day following the date on which the notice of the meeting was mailed, and (ii) with respect to business to be conducted at a special meeting of shareholders, ten days following the date on which notice of such meeting is first given to shareholders.

For a notice to satisfy the content requirements of this Section, it must set forth as to each matter the shareholders proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting (including the specific proposal(s) to be presented) and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the Corporation’s books, of the shareholders proposing such business, (c) the class and number of shares of the Corporation that are owned of record, and the class and number of shares of the Corporation that are held beneficially, but not held of record, by the shareholder as of the record date for the meeting, if such date has been made publicly available, or as of a date within ten days of the effective date of the notice by the shareholder if the record date has not been made publicly available, and (d) any interest of the shareholders in such business.

In the event that a shareholder attempts to bring business before an annual or special meeting without complying with the provisions of this Section, the chairman of the meeting shall declare to the meeting that the business was not properly brought before the meeting in accordance with the foregoing procedures, and such business shall not be transacted, except that any shareholders proposal which complies with Rule 14a-8 or any successor provision or Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, and is to be included in the Corporation’s proxy statement for an annual meeting of shareholders shall be deemed to comply with the requirements of this Section. The chairman of any annual or special meeting, for good cause shown and with proper regard for the orderly conduct of business at the meeting, may waive in whole or in part the operation of this Section.

Except as specifically set forth above, the Bylaws of the Corporation shall remain in full force and effect.

CERTIFICATE

The foregoing is adopted as of September 18, 2002 as an amendment to the Corporation’s Bylaws.

/s/ R. WESLEY BREWER
R. Wesley Brewer Secretary Date: September 18, 2002